EX: 99.1

FOR IMMEDIATE RELEASE

Cambridge Bancorp Announces Operating Results for the Second Quarter and Declares Dividend

CAMBRIDGE, MA. (July 20, 2021) - Cambridge Bancorp (NASDAQ: CATC) (the “Company”), the parent company of Cambridge Trust Company (the “Bank”), today announced unaudited net income of $13,944,000 for the quarter ended June 30, 2021, an increase of $445,000, or 3.3%, as compared to net income of $13,499,000 for the quarter ended March 31, 2021. Diluted earnings per share were $1.98 for the quarter ended June 30, 2021, representing a 3.1% increase over diluted earnings per share of $1.92 for the quarter ended March 31, 2021.

For the six months ended June 30, 2021, unaudited net income was $27,443,000, representing an increase of $21,927,000, or 397.5%, as compared to net income of $5,516,000 for the six months ended June 30, 2020. Diluted earnings per share were $3.91 for the six months ended June 30, 2021, representing a 303.1% increase over diluted earnings per share of $0.97 for the six months ended June 30, 2020. Net income for the six months ended June 30, 2020 was impacted by various items resulting from the Company’s merger with Wellesley Bancorp Inc. (“Wellesley”) on June 1, 2020 and the effect of the COVID-19 pandemic on the Company’s allowance for credit losses.

Operating net income, which excludes merger expenses, the merger related impact to the provision for credit losses and gain on disposition of investment securities was $27,443,000 for the six months ended June 30, 2021, an increase of $12,233,000, or 80.4%, as compared to operating net income of $15,210,000 for the six months ended June 30, 2020. Operating diluted earnings per share were $3.91 for the six months ended June 30, 2021, representing a 45.9% increase over operating diluted earnings per share of $2.68 for the six months ended June 30, 2020. There were no nonoperating adjustments to net income for the quarters ended June 30, 2021 or March 31, 2021.

Second quarter 2021 highlights:

•

Financial performance ratios for the quarter ended June 30, 2021 were strong with Return on Average Assets (“ROA”) of 1.32% and Operating Return on Tangible Common Shareholders’ Equity (“ROTCE”) of 15.64%.

•

Total loans, excluding loans under the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”), grew by $158.8 million, or 5.3%, from March 31, 2021 to $3.17 billion at June 30, 2021.

•	The tangible common equity ratio at June 30, 2021 increased to 8.59% from 8.41% at March 31, 2021.
•	Asset quality at June 30, 2021 remained excellent with ratios of non-performing loans to total loans and non-performing assets to total assets at 0.17% and 0.13%, respectively.
•	Tangible book value per share at June 30, 2021 increased to $52.37 from $50.70 at March 31, 2021.

“The second quarter saw continued strength in asset quality, growing capital levels, a return of lending growth and continued growth in core deposits.” noted Denis K. Sheahan, Chairman and CEO. “Overall financial performance in the second quarter was solid and I am pleased to see continued strength in our new business pipelines.”

Balance Sheet

Total assets increased by $354.0 million, or 9.0%, from $3.95 billion at December 31, 2020 to $4.30 billion at June 30, 2021.

Total loans increased by $127.5 million, or 4.0%, from $3.15 billion at December 31, 2020 to $3.28 billion at June 30, 2021. Excluding PPP loans, total loans increased by $144.1 million, or 4.8%, from December 31, 2020.

•	Residential real estate loans increased by $47.4 million, from $1.30 billion at December 31, 2020 to $1.35 billion at June 30, 2021.
•	Commercial real estate loans increased by $79.1 million, from $1.36 billion at December 31, 2020 to $1.44 billion at June 30, 2021.
•	Commercial and industrial loans, excluding PPP loans, increased by $26.6 million, from $223.7 million at December 31, 2020 to $250.3 million at June 30, 2021.
•

PPP loans were $107.6 million at June 30, 2021 and are included in commercial and industrial loans on the consolidated balance sheets. Approximately 88.4% of first round PPP loans and 15.8% of round two PPP loans have been or are in the process of being forgiven.

The Company’s total investment securities portfolio increased by $220.3 million, or 45.5%, from $484.7 million at December 31, 2020 to $705.0 million at June 30, 2021, as the Company invested excess cash.

Total deposits increased by $361.5 million, or 10.6%, to $3.76 billion at June 30, 2021 from $3.40 billion at December 31, 2020.

•

Core deposits, which the Company defines as all deposits other than certificates of deposit, increased by $402.4 million, or 12.8%, to $3.55 billion at June 30, 2021, as a result of growth from new and existing client relationships.

•

The cost of total deposits for the quarter ended June 30, 2021 was 0.11%, as compared to 0.15% for the quarter ended March 31, 2021, a reduction of four basis points. The cost of total deposits for the six months ended June 30, 2021 was 0.13%, as compared to 0.36% for the six months ended June 30, 2020, a reduction of 23 basis points. At June 30, 2021, the spot cost of deposits was 0.11%.

Net Interest and Dividend Income

For the quarter ended June 30, 2021, net interest and dividend income, before the provision (release) for credit losses, increased by $1.0 million, or 3.1%, to $32.4 million as compared to $31.4 million for the quarter ended March 31, 2021. This increase was primarily due to higher loan accretion associated with merger accounting, an increase in deferred PPP loan income recognized on PPP loans forgiven by the SBA during the quarter and a lower cost of funds, partially offset by lower yields on interest-earning assets during the period.

The Company’s net interest margin on a fully taxable equivalent basis decreased by 10 basis points to 3.25% for the quarter ended June 30, 2021, as compared to 3.35% for the quarter ended March 31, 2021.

For the six months ended June 30, 2021, net interest and dividend income before the provision (release) for credit losses increased $12.6 million, or 24.6%, to $63.8 million as compared to $51.2 million for the six months ended June 30, 2021. The Company’s net interest margin on a fully taxable equivalent basis decreased 29 basis points to 3.30% for the six months ended June 30, 2021, as compared to 3.59% for six months ended June 30, 2020.

In order to provide greater disclosure of the impact of loan related merger accounting and the impact of the SBA’s PPP loan program, a reconciliation of the Company’s net interest margin, on a fully taxable equivalent basis, to an adjusted net interest margin, on a fully taxable equivalent basis, is shown below. Excluding the impact of merger related loan accretion and the impact of PPP loans, the adjusted net interest margin, on a fully taxable equivalent basis, for the quarter ended June 30, 2021 was 3.01%, representing a 15 basis point decrease from adjusted net interest margin, on a fully taxable equivalent basis, of 3.16% for the quarter ended March 31, 2021.

	Three Months Ended
	June 30, 2021
	Average Balance	Interest Income/ Expenses	Rate Earned/ Paid
	(dollars in thousands)
Total interest-earning assets (GAAP)	$4,025,340
Net interest income on a fully taxable equivalent basis (GAAP)		$32,610
Net interest margin on a fully taxable equivalent basis, (GAAP)			3.25%
Less: Paycheck Protection Program loan impact	(148,767)	(1,721)	-0.05%
Less: Accretion of loan fair value adjustments		(1,772)	-0.19%
Adjusted net interest margin on a fully taxable equivalent basis	$3,876,573	$29,117	3.01%
Less: Excess cash impact (1)	(80,337)	(20)	0.06%
Normalized adjusted net interest margin on a fully taxable equivalent basis	$3,796,236	$29,097	3.07%

	Six Months Ended
	June 30, 2021
	Average Balance	Interest Income/ Expenses	Rate Earned/ Paid
	(dollars in thousands)
Total interest-earning assets (GAAP)	$3,927,636
Net interest income on a fully taxable equivalent basis (GAAP)		$64,250
Net interest margin on a fully taxable equivalent basis (GAAP)			3.30%
Less: Paycheck Protection Program loan impact	(146,927)	(3,318)	-0.05%
Less: Accretion of loan fair value adjustments		(3,128)	-0.17%
Adjusted net interest margin on a fully taxable equivalent basis	$3,780,709	$57,804	3.08%
Less: Excess cash impact (1)	(86,088)	(43)	0.07%
Normalized adjusted net interest margin on a fully taxable equivalent basis	$3,694,621	$57,761	3.15%

(1) Excess cash represents the estimated amount of average cash on the balance sheet that is above normal levels.

Provision for Credit Losses

During the three months ended June 30, 2021, the Company recorded a release of the provision for credit losses of $901,000 as a result of improving forward-looking economic assumptions and the resulting decrease in loss expectations in the Company’s allowance for credit losses modeling for both its loan and unfunded commitment portfolios. For the six months ended June 30, 2021, the Company recorded a release of the provision for credit losses of $1.1 million.

Noninterest Income

Total noninterest income increased by $57,000, or 0.5%, to $10.9 million for the quarter ended June 30, 2021, as compared to $10.8 million for the quarter ended March 31, 2021, primarily the result of an increase in wealth management revenue, partially offset by a decrease in gain on loans sold. Noninterest income was 25.2% of total revenue for the quarter ended June 30, 2021.

•

Wealth management revenue increased by $472,000, or 5.8%, to $8.6 million for the second quarter of 2021, as compared to $8.2 million for the first quarter of 2021. Wealth Management Assets under Management and Administration were $4.5 billion as of June 30, 2021, an increase of 5%, from March 31, 2021, due to appreciation within the equity markets.

•

Gain on loans sold decreased by $404,000, or 71.0%, to $165,000 for the second quarter of 2021, as compared to $569,000 for the first quarter of 2021, due to lower refinance activity and the corresponding sale of residential mortgages.

Total noninterest income increased by $4.0 million, or 22.3%, to $21.8 million for the six months ended June 30, 2021, as compared to $17.8 million for the six months ended June 30, 2020, primarily as a result of increases in wealth management revenue, gain on loans sold, and loan related derivative income, partially offset by decreases in deposit account fees. Noninterest income was 25.4% of total revenue for the six months ended June 30, 2021.

•

Wealth management revenue increased by $3.1 million, or 22.8%, to $16.8 million for the six months ended June 30, 2021, as compared to $13.7 million for the six months ended June 30, 2020, primarily due to appreciation within the equity market.

•

Gain on loans sold increased by $422,000, or 135.3%, to $734,000 for the six months ended June 30, 2021, as compared to $312,000 for the six months ended June 30, 2020, due to increased sales of residential mortgages.

•	Loan related derivative income increased by $394,000, or 46.7%, to $1.2 million for the six months ended June 30, 2021, as compared to $844,000 for the six months ended June 30, 2020.
•

Deposit account fees decreased by $528,000, or 35.5%, to $958,000 for the six months ended June 30, 2021, as compared to $1.5 million for the six months ended June 30, 2020, primarily due to a decrease in fee revenue from commercial deposit sweep products.

Noninterest Expense

Total noninterest expense increased by $1.1 million, or 4.4%, to $25.3 million for the quarter ended June 30, 2021, as compared to $24.2 million for the quarter ended March 31, 2021, primarily driven by increases in marketing expense and salaries and employee benefits expense.

•

Marketing expense increased by $490,000, or 105.8%, during the quarter ended June 30, 2021, as compared to the quarter ended March 31, 2021, primarily driven by the timing of the Company’s marketing campaigns.

•

Salaries and employee benefits expense increased by $417,000, or 2.6%, during the quarter ended June 30, 2021, primarily driven by decreases in amounts of deferred PPP related loan origination costs (in accordance with Accounting Standards Codification 310-20) and increases in performance-based compensation, as compared to the quarter ended March 31, 2021.

Total noninterest expense increased by $4.0 million, or 8.7%, to $49.5 million for the six months ended June 30, 2021, as compared to $45.5 million for the six months ended June 30, 2020, primarily driven by increases in salaries and employee benefits expense, occupancy and equipment expense, and marketing expense, partially offset by a decrease in nonoperating expenses.

•

Salaries and employee benefits expense increased by $6.0 million, or 22.4%, primarily related to the merger with Wellesley in the second quarter of 2020, additions to support business initiatives, normal merit increases and increases in employee benefit costs.

•

Occupancy and equipment expense increased by $1.3 million, or 23.2%, primarily as a result of additional branches and office space as a result of the merger with Wellesley, partially offset by previously announced branch and support office location closures.

•	Marketing expense increased by $674,000, or 90.8%, primarily driven by increased marketing efforts during the first half of 2021.
•

Nonoperating expenses decreased by $4.6 million as the Company did not record any nonoperating expenses during the first six months of 2021. The Company recorded nonoperating merger-related expenses of $4.6 million associated with the merger with Wellesley during the first six months of 2020.

Asset Quality

Non-performing loans totaled $5.5 million, or 0.17% of total loans outstanding, at June 30, 2021. The allowance for credit losses was $35.0 million, or 1.10% of total loans outstanding excluding PPP loans, at June 30, 2021, as compared to $35.6 million, or 1.18% of total loans outstanding excluding PPP loans, at March 31, 2021.

The Company recorded net loan recoveries of $46,000, or 0.01% of total loans (annualized), for the quarter ended June 30, 2021, as compared to net loan recoveries of $20,000, or 0.00% of total loans (annualized), for the quarter ended March 31, 2021.

Net loan recoveries were $66,000, or 0.00% of total loans (annualized), for the six months ended June 30, 2021, as compared to net charge-offs of $400,000, or 0.02% of total loans (annualized), for the six months ended June 30, 2020.

The following table shows additional and historical information regarding non-performing assets, early-stage delinquency (30-89 days delinquent), and troubled debt restructurings:

	Nonperforming Assets
	June 30, 2021	March 31, 2021	December 31, 2020	June 30, 2020
	(dollars in thousands)
Total nonperforming loans	$5,463	$7,363	$8,962	$10,251
Other real estate owned	—	1,820	1,820	1,970
Total nonperforming assets	$5,463	$9,183	$10,782	$12,221
Troubled debt restructurings ("TDRs"):
Non-performing (included in total non-performing loans above)	$782	$796	$811	$262
Performing	—	—	—	—
Total troubled debt restructurings	$782	$796	$811	$262
Nonperforming loans/total loans	0.17%	0.23%	0.28%	0.31%
Nonperforming assets/total assets	0.13%	0.22%	0.27%	0.30%
TDRs/total loans	0.02%	0.03%	0.03%	0.01%
	Additional Asset Quality Indicators
	June 30, 2021	March 31, 2021	December 31, 2020	June 30, 2020
Delinquent loans 30-89 days past due/total loans	0.39%	0.21%	0.72%	0.22%
Quarterly net recoveries (charge-offs)/total loans (annualized)	0.01%	0.00%	0.02%	(0.02)%
Year to date net recoveries (charge-offs)/total loans	0.00%	0.00%	(0.01)%	(0.02)%
Allowance for credit losses/nonperforming loans	641.21%	484.12%	401.88%	331.81%
Allowance for credit losses/total loans ex. PPP loans	1.10%	1.18%	1.19%	1.08%

Forbearance/Modifications

The Company instituted payment deferral programs to aid borrowers with payment forbearance during the pandemic. For commercial and consumer borrowers, the Company provided payment relief for those who were impacted by the COVID-19 pandemic and had requested payment assistance. The Company had 20 loans totaling $20.1 million on deferral, or 0.6% of total loans outstanding, at June 30, 2021.

Income Taxes

The Company’s effective tax rate was 26.3% for the quarter ended June 30, 2021, as compared to 26.0% for the quarter ended March 31, 2021. For the six months ended June 30, 2021, the Company’s effective tax rate was 26.1%, as compared to 21.6% for the six months ended June 30, 2020.

Dividend & Capital

On July 19, 2021, the Company’s Board of Directors declared a quarterly cash dividend of $0.61 per share, which is payable on August 19, 2021, to shareholders of record as of the close of business on August 5, 2021. The Company did not repurchase any shares under its previously announced share repurchase program during the quarter and six months ended June 30, 2021.

The Company’s ratio of tangible common equity to tangible assets increased to 8.59% as of June 30, 2021, from 8.41% at March 31, 2021, primarily due to increased earnings during the quarter ended June 30, 2021. Tangible common equity to tangible assets, excluding PPP loans, increased to 8.81% as of June 30, 2021, as compared to 8.75% at March 31, 2021. Tangible book value per share grew by $1.67, or 3.3%, to $52.37 at June 30, 2021, as compared to $50.70 at March 31, 2021.

Investor Conference Call and Investor Presentation:

An investor presentation is available on the investor relations section of the Company’s website: http://ir.cambridgetrust.com or within the hyperlink provided below.  This presentation includes additional detail regarding the Company’s loan portfolio, liquidity position, and other financial disclosures.  Click here to download.

Cambridge Bancorp will also conduct a conference call/webcast at 10:00 a.m. Eastern Time on Tuesday, July 20, 2021 to discuss the results for the quarter.  Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10157396/e9555740cc.

Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call.  Participants may pre-register at any time prior to the call and will immediately receive simple instructions via email. Additionally, participants may reach the registration link and access the webcast by logging in through the investor section of the Company’s website at http://ir.cambridgetrust.com.

Those parties who do not have Internet access, or are otherwise unable to pre-register for this event, may still participate at the above time by dialing 1-866-777-2509 and asking the operator to join the Cambridge Bancorp (CATC) earnings call. Participants are requested to dial-in a few minutes before the scheduled start of the call. The webcast will be archived for three months on our investor relations website at https://ir.cambridgetrust.com/news-market-information/presentations/default.aspx.

About Cambridge Bancorp

Cambridge Bancorp, the parent company of Cambridge Trust Company, is based in Cambridge, Massachusetts. Cambridge Trust Company is a 131-year-old Massachusetts chartered commercial bank with approximately $4.3 billion in assets at June 30, 2021, and a total of 19 Massachusetts and New Hampshire locations. Cambridge Trust Company is one of New England’s leaders in private banking and wealth management with $4.5 billion in client assets under management and administration as of June 30, 2021. The Wealth Management group maintains offices in Boston and Wellesley, Massachusetts and Concord, Manchester, and Portsmouth, New Hampshire.

The accompanying unaudited condensed interim and annual consolidated financial information should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K, which is posted in the investor relations section of the Company’s website at http://ir.cambridgetrust.com.

Forward-looking Statements

Certain statements herein may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements about the Company and its industry involve substantial risks and uncertainties. Statements other than statements of current or historical fact, including statements regarding the Company’s future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, the impact of any laws or regulations applicable to the Company, and measures being taken in response to the COVID-19 pandemic and the impact of the COVID-19 pandemic on the Company’s business are forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following: the current global economic uncertainty and economic conditions being less favorable than expected, disruptions to the credit and financial markets, changes in the Company’s accounting policies or in accounting standards, weakness in the real estate market, legislative, regulatory or accounting changes that adversely affect the Company’s business and/or competitive position, the Dodd-Frank Act’s consumer protection regulations, the duration and scope of the COVID-19 pandemic and its impact on levels of consumer confidence, actions governments, businesses and individuals take in response to the COVID-19 pandemic, the impact of the COVID-19 pandemic and actions taken in response to the pandemic on global and regional economies and economic activity, the pace of recovery when the COVID-19 pandemic subsides, challenges from the integration of the Company and Wellesley resulting in the combined business not operating as effectively as expected, disruptions in the Company’s ability to access the capital markets, the cost savings of the merger with Wellesley may not be fully realized or may take longer to realize than expected, operating costs, customer loss and business disruption following the merger with Wellesley, including adverse effects on relationships with employees, may be greater than expected, and other factors that are described in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year end December 31, 2020, which the Company filed on March 15, 2021. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. You are cautioned not to place undue reliance on these forward-looking statements.

Non-GAAP Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating net income and operating diluted earnings per share, tangible book value per share and the tangible common equity ratio (including and excluding PPP loans), operating return on average assets, operating return on tangible common equity, operating efficiency ratio, and operating pre-tax pre-provision income and return on average assets.

Operating net income and operating diluted earnings per share exclude items that management believes are unrelated to its core banking business such as merger, acquisition, and capital raise expenses, gain (loss) on disposition of investment securities, and other items. The Company’s management uses operating net income and operating diluted earnings per share to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such excluded gains or losses.

Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing shareholders’ equity less goodwill and acquisition related intangible assets, or “tangible common equity,” by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by tangible assets, defined as total assets less goodwill and acquisition related intangibles), return on average assets and return on tangible common equity on an operating basis, the operating efficiency ratio (which is computed by dividing noninterest expense adjusted for nonoperating expenses and total revenue adjusted for gain/(loss) on disposition of investment securities), operating pre-tax pre-provision income over average assets (which is computed by dividing income before taxes adjusted for the provision (release) for credit losses, nonoperating expenses, and gain/(loss) on disposition of investment securities over average assets). The Company has included information on these non-GAAP financial measures because the Company believes that investors may find it useful to have access to the same analytical tool used by management. As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles. Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be nonoperating and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented under “GAAP to Non-GAAP Reconciliations.”

CONTACT:

Cambridge Bancorp

Michael F. Carotenuto

Chief Financial Officer

617-520-5520

CAMBRIDGE BANCORP AND SUBSIDIARIES

QUARTERLY UNAUDITED RESULTS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2021	2021	2020	2021	2020
	(dollars in thousands, except per share data)
Interest and Dividend Income	$33,528	$32,821	$30,531	$66,349	$56,626
Interest Expense	1,147	1,415	1,742	2,562	5,437
Net Interest and Dividend Income	32,381	31,406	28,789	63,787	51,189
Provision (Release) for Credit Losses	(901)	(206)	14,430	(1,107)	16,430
Noninterest Income	10,906	10,849	8,972	21,755	17,790
Noninterest Expense	25,273	24,219	25,587	49,492	45,512
Income (Loss) Before Income Taxes	18,915	18,242	(2,256)	37,157	7,037
Income Tax Expense (Benefit)	4,971	4,743	(540)	9,714	1,521
Net Income (Loss)	$13,944	$13,499	$(1,716)	$27,443	$5,516
Operating Net Income*	$13,944	$13,499	$7,778	$27,443	$15,210

Data Per Common Share:
Basic Earnings (Loss) Per Share	$2.00	$1.95	$(0.29)	$3.95	$0.97
Diluted Earnings (Loss) Per Share	1.98	1.92	(0.29)	3.91	0.97
Operating Diluted Earnings Per Share*	1.98	1.92	1.31	3.91	2.68
Dividends Declared Per Share	0.61	0.55	0.53	1.16	1.06
Average Common Shares Outstanding:
Basic	6,930,268	6,907,861	5,912,889	6,918,779	5,652,908
Diluted	6,998,936	6,987,216	5,912,889	6,993,437	5,670,438

Selected Performance Ratios:
Net Interest Margin, FTE	3.25%	3.35%	3.77%	3.30%	3.59%
Adjusted Net Interest Margin, FTE	3.01%	3.16%	3.46%	3.08%	3.38%
Cost of Funds	0.11%	0.15%	0.23%	0.13%	0.38%
Cost of Interest-Bearing Liabilities	0.18%	0.23%	0.33%	0.21%	0.55%
Cost of Deposits	0.11%	0.15%	0.21%	0.13%	0.36%
Cost of Deposits excluding Wholesale Deposits	0.11%	0.14%	0.19%	0.12%	0.34%
Return on Average Assets	1.32%	1.35%	(0.21%)	1.33%	0.36%
Return on Average Equity	13.57%	13.53%	(2.10%)	13.55%	3.58%
Efficiency Ratio*	58.38%	57.32%	67.76%	57.86%	65.98%
Operating Return on Average Assets*	1.32%	1.35%	0.95%	1.33%	1.00%
Operating Return on Tangible Common Equity*	15.64%	15.65%	10.92%	15.65%	11.26%
Operating Efficiency Ratio*	58.38%	57.32%	56.30%	57.86%	59.34%
	June 30,	March 31,	December 31,	June 30,
	2021	2021	2020	2020

Total Assets	$4,303,287	$4,253,173	$3,949,297	$4,022,750
Total Loans	3,281,149	3,180,371	3,153,648	3,332,884
Total Deposits	3,764,558	3,730,065	3,403,083	3,275,843
Allowance for Credit Losses	35,029	35,646	36,016	34,014
Allowance to Total Loans (ex. PPP)	1.10%	1.18%	1.19%	1.08%
Non-Performing Loans	5,463	7,363	8,962	10,251
Non-Performing Loans/Total loans	0.17%	0.23%	0.28%	0.31%
QTD Net Recoveries (Charge-offs) to Total Loans (annualized)	0.01%	0.00%	0.02%	(0.02%)
Tangible Common Equity Ratio*	8.59%	8.41%	8.91%	8.27%
Tangible Common Equity Ratio (ex. PPP)*	8.81%	8.75%	9.20%	8.68%
Book Value Per Share	$60.23	$58.57	$58.00	$55.29
Tangible Book Value Per Share*	$52.37	$50.70	$50.07	$47.34
Wealth Management AUM	4,282,204	4,083,811	3,994,152	3,572,286
Wealth Management AUM & AUA	4,471,157	4,267,326	4,167,903	3,731,226
* See GAAP to Non-GAAP Reconciliations

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(dollars in thousands, except par value)
Assets
Cash and cash equivalents	$98,789	$75,785
Investment securities
Available for sale, at fair value (amortized cost $211,990 and $234,252, respectively)	212,266	237,030
Held to maturity, at amortized cost (fair value $499,885 and $260,139, respectively)	492,782	247,672
Total investment securities	705,048	484,702
Loans held for sale, at lower of cost or fair value	911	6,909
Loans
Residential mortgage	1,346,262	1,298,868
Commercial mortgage	1,438,084	1,358,962
Home equity	92,983	106,194
Commercial and industrial	357,937	347,855
Consumer	45,883	41,769
Total loans	3,281,149	3,153,648
Less: allowance for credit losses on loans	(35,029)	(36,016)
Net loans	3,246,120	3,117,632
Federal Home Loan Bank of Boston Stock, at cost	4,816	5,734
Bank owned life insurance	46,574	46,169
Banking premises and equipment, net	17,586	18,158
Right-of-use asset operating leases	33,536	34,927
Deferred income taxes, net	10,486	11,639
Accrued interest receivable	8,983	9,514
Goodwill	51,912	51,912
Merger related intangibles, net	2,797	2,977
Other assets	75,729	83,239
Total assets	$4,303,287	$3,949,297
Liabilities
Deposits
Demand	$1,208,951	$1,006,132
Interest bearing checking	672,794	625,650
Money market	726,101	532,218
Savings	942,865	984,262
Certificates of deposit	213,847	254,821
Total deposits	3,764,558	3,403,083
Borrowings	17,244	32,992
Operating lease liabilities	35,923	37,448
Other liabilities	66,061	74,042
Total liabilities	3,883,786	3,547,565
Shareholders’ Equity
Common stock, par value $1.00; Authorized: 10,000,000 shares; Outstanding: 6,965,557 shares and 6,926,728 shares, respectively	6,966	6,927
Additional paid-in capital	228,387	226,967
Retained earnings	184,790	165,404
Accumulated other comprehensive income (loss)	(642)	2,434
Total shareholders’ equity	419,501	401,732
Total liabilities and shareholders’ equity	$4,303,287	$3,949,297

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
	(dollars in thousands, except share data)
Interest and dividend income
Interest on taxable loans	$30,557	$30,325	$28,130	$60,882	$51,468
Interest on tax-exempt loans	275	222	211	497	409
Interest on taxable investment securities	2,023	1,585	1,521	3,608	3,244
Interest on tax-exempt investment securities	633	658	601	1,291	1,196
Dividends on FHLB of Boston stock	12	—	52	12	153
Interest on overnight investments	28	31	16	59	156
Total interest and dividend income	33,528	32,821	30,531	66,349	56,626
Interest expense
Interest on deposits	1,006	1,275	1,396	2,281	4,525
Interest on borrowed funds	141	140	282	281	848
Interest on subordinated debt	—	—	64	—	64
Total interest expense	1,147	1,415	1,742	2,562	5,437
Net interest and dividend income	32,381	31,406	28,789	63,787	51,189
Provision (release) for credit losses	(901)	(206)	14,430	(1,107)	16,430
Net interest and dividend income after provision (release) for credit losses	33,282	31,612	14,359	64,894	34,759
Noninterest income
Wealth management revenue	8,623	8,151	7,035	16,774	13,662
Deposit account fees	484	474	695	958	1,486
ATM/Debit card income	405	333	290	738	597
Bank owned life insurance income	209	196	165	405	325
Gain on disposition of investment securities	—	—	69	—	69
Gain on loans sold	165	569	193	734	312
Loan related derivative income	567	671	334	1,238	844
Other income	453	455	191	908	495
Total noninterest income	10,906	10,849	8,972	21,755	17,790
Noninterest expense
Salaries and employee benefits	16,462	16,045	13,542	32,508	26,558
Occupancy and equipment	3,503	3,576	2,938	7,079	5,745
Data processing	2,179	2,034	1,832	4,213	3,517
Professional services	1,297	1,272	1,098	2,569	1,957
Marketing	953	463	486	1,416	742
FDIC insurance	261	336	318	597	497
Nonoperating expenses	—	—	4,366	—	4,619
Other expenses	618	493	1,007	1,110	1,877
Total noninterest expense	25,273	24,219	25,587	49,492	45,512
Income (loss) before income taxes	18,915	18,242	(2,256)	37,157	7,037
Income tax expense (benefit)	4,971	4,743	(540)	9,714	1,521
Net income (loss)	$13,944	13,499	(1,716)	$27,443	$5,516
Share data:
Weighted average number of shares outstanding, basic	6,930,268	6,907,861	5,912,889	6,918,779	5,652,908
Weighted average number of shares outstanding, diluted	6,998,936	6,987,216	5,912,889	6,993,437	5,670,438
Basic earnings (loss) per share	$2.00	$1.95	$(0.29)	$3.95	$0.97
Diluted earnings (loss) per share	$1.98	$1.92	$(0.29)	$3.91	$0.97

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$3,195,077	$30,557	3.84%	$3,142,319	$30,325	3.91%	$2,660,482	$28,130	4.25%
Tax-exempt	33,039	348	4.22	26,279	281	4.34	21,004	267	5.11
Securities available for sale (3)
Taxable	218,230	651	1.20	229,693	694	1.23	115,875	557	1.93
Securities held to maturity
Taxable	343,380	1,372	1.60	183,678	891	1.97	158,431	964	2.45
Tax-exempt	102,650	801	3.13	102,348	832	3.30	84,885	760	3.60
Cash and cash equivalents	132,964	28	0.08	144,567	31	0.09	45,437	16	0.14
Total interest-earning assets (4)	4,025,340	33,757	3.36%	3,828,884	33,054	3.50%	3,086,114	30,694	4.00%
Noninterest-earning assets	251,641			259,248			233,240
Allowance for credit losses	(36,183)			(35,988)			(23,272)
Total assets	$4,240,798			$4,052,144			$3,296,082
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$671,424	$51	0.03%	$632,754	$83	0.05%	$541,482	$209	0.16%
Savings accounts	959,606	174	0.07	977,415	272	0.11	915,835	462	0.20
Money market accounts	706,100	467	0.27	586,142	537	0.37	270,951	140	0.21
Certificates of deposit	218,738	314	0.58	239,356	383	0.65	230,798	585	1.02
Total interest-bearing deposits	2,555,868	1,006	0.16	2,435,667	1,275	0.21	1,959,066	1,396	0.29
Subordinated debt	—	—	—	—	—	—	3,266	64	7.88
Other borrowed funds	18,288	141	3.09	22,009	140	2.58	138,052	282	0.82
Total interest-bearing liabilities	2,574,156	1,147	0.18%	2,457,676	1,415	0.23%	2,100,384	1,742	0.33%
Non-interest-bearing liabilities
Demand deposits	1,156,854			1,085,048			770,202
Other liabilities	97,515			104,744			97,431
Total liabilities	3,828,525			3,647,468			2,968,017
Shareholders’ equity	412,273			404,676			328,065
Total liabilities & shareholders’ equity	$4,240,798			$4,052,144			$3,296,082
Net interest income on a fully taxable equivalent basis		32,610			31,639			28,952
Less taxable equivalent adjustment		(241)			(233)			(215)
Net interest income		$32,369			$31,406			$28,737
Net interest spread (5)			3.18%			3.27%			3.67%
Net interest margin (6)			3.25%			3.35%			3.77%

(1)	Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21% in 2021 and 2020.
(2)	Nonaccrual loans are included in average amounts outstanding.
(3)	Average balances of securities available for sale calculated utilizing amortized cost.
(4)	Federal Home Loan Bank stock balance is excluded from interest-earning assets and associated dividend income is excluded from interest income.
(5)

Net interest spread represents the difference between the weighted average yield on interest-earning assets, inclusive of PPP loans originated during 2020 and 2021, and the weighted average cost of interest-bearing liabilities.

(6)	Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets, inclusive of PPP loans originated during 2020 and 2021.

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Six Months Ended
	June 30, 2021			June 30, 2020
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$3,168,843	$60,882	3.87%	$2,432,672	$51,468	4.25%
Tax-exempt	29,678	629	4.27	22,305	518	4.67
Securities available for sale (3)
Taxable	223,930	1,344	1.21	124,651	1,218	1.96
Securities held to maturity
Taxable	263,970	2,264	1.73	163,932	2,026	2.49
Tax-exempt	102,500	1,634	3.21	84,039	1,514	3.62
Cash and cash equivalents	138,715	59	0.09	52,627	156	0.60
Total interest-earning assets (4)	3,927,636	66,812	3.43%	2,880,226	56,900	3.97%
Non-interest-earning assets	255,441			212,712
Allowance for loan losses	(36,086)			(20,848)
Total assets	$4,146,991			$3,072,090
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$652,196	$134	0.04%	$499,335	$368	0.15%
Savings accounts	968,461	446	0.09	902,404	2,232	0.50
Money market accounts	646,453	1,004	0.31	231,999	589	0.51
Certificates of deposit	228,990	697	0.61	209,058	1,336	1.29
Total interest-bearing deposits	2,496,100	2,281	0.18%	1,842,796	4,525	0.49%
Subordinated debt	—	—	—	1,633	64	7.88
Other borrowed funds	20,138	281	2.81	132,720	848	1.28
Total interest-bearing liabilities	2,516,238	2,562	0.21%	1,977,149	5,437	0.55%
Non-interest-bearing liabilities
Demand deposits	1,121,149			696,547
Other liabilities	101,109			88,760
Total liabilities	3,738,496			2,762,456
Shareholders’ equity	408,495			309,634
Total liabilities & shareholders’ equity	$4,146,991			$3,072,090
Net interest income on a fully taxable equivalent basis		64,250			51,463
Less taxable equivalent adjustment		(475)			(427)
Net interest income		$63,775			$51,036
Net interest spread (5)			3.23%			3.42%
Net interest margin (6)			3.30%			3.59%

(1)	Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21% in 2021 and 2020.
(2)	Nonaccrual loans are included in average amounts outstanding.
(3)	Average balances of securities available for sale calculated utilizing amortized cost.
(4)	Federal Home Loan Bank stock balance is excluded from interest-earning assets and associated dividend income is excluded from interest income.
(5)

Net interest spread represents the difference between the weighted average yield on interest-earning assets, inclusive of PPP loans originated during 2020 and 2021, and the weighted average cost of interest-bearing liabilities.

(6)	Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets, inclusive of PPP loans originated during 2020 and 2021.

GAAP to Non-GAAP Reconciliations (dollars in thousands except per share data)

Statement on Non-GAAP Measures: The Company believes the presentation of the following non-GAAP financial measures provides useful supplemental information that is essential to an investor’s proper understanding of the results of operations and financial condition of the Company. Management uses non-GAAP financial measures in its analysis of the Company’s performance. These non-GAAP measures should not be viewed as substitutes for the financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three Months Ended			Six Months Ended
Operating Net Income / Operating Diluted Earnings Per Share	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
	(dollars in thousands, except share data)

Net Income (a GAAP measure)	$13,944	$13,499	$(1,716)	$27,443	$5,516
Add: Merger expenses	—	—	4,366	—	4,619
Add: Gain on disposition of investment securities	—	—	(69)	—	(69)
Add: Provision established for acquired Wellesley loans	—	—	8,638	—	8,638
Tax effect of non-operating adjustments (1)	—	—	(3,441)	—	(3,504)
Operating Net Income (a non-GAAP measure)	$13,944	$13,499	$7,778	$27,443	$15,200
Less: Dividends and Undistributed Earnings Allocated to Participating Securities (GAAP)	(67)	(57)	(4)	(126)	(20)
Operating Income Applicable to Common Shareholders (a non-GAAP measure)	$13,877	$13,442	$7,774	$27,317	$15,180
Weighted Average Diluted Shares	6,998,936	6,987,216	5,912,889	6,993,437	5,670,438
Operating Diluted Earnings Per Share (a non-GAAP measure)	$1.98	$1.92	$1.31	$3.91	$2.68

(1)

The net tax benefit associated with nonoperating items is determined by assessing whether each nonoperating item is included or                       excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income.  The tax effect for the quarter ended June 30, 2020 has been updated to reflect the final tax deductibility for the year.

	June 30, 2021	March 31, 2021	December 31, 2020	June 30, 2020
	(dollars in thousands)
Tangible Common Equity:
Shareholders' equity (GAAP)	$419,501	$407,673	$401,732	$383,060
Less: Goodwill and acquisition related intangibles (GAAP)	(54,709)	(54,799)	(54,889)	(55,070)
Tangible Common Equity (a non-GAAP measure)	364,792	352,874	346,843	327,990
Total assets (GAAP)	4,303,287	4,253,173	3,949,297	4,022,750
Less: Goodwill and acquisition related intangibles (GAAP)	(54,709)	(54,799)	(54,889)	(55,070)
Tangible assets (a non-GAAP measure)	$4,248,578	$4,198,374	$3,894,408	$3,967,680
Tangible Common Equity Ratio (a non-GAAP measure)	8.59%	8.41%	8.91%	8.27%

Tangible Common Equity (excluding PPP loans):
Tangible Common Equity (a non-GAAP measure)	$364,792	$352,874	$346,843	$327,990
Tangible assets (a non-GAAP measure)	$4,248,578	$4,198,374	$3,894,408	$3,967,680
Less: PPP loans	(107,638)	(165,679)	(124,201)	(189,306)
Tangible assets (excluding PPP Loans) (a non-GAAP measure)	$4,140,940	$4,032,695	$3,770,207	$3,778,374
Tangible Common Equity Ratio (excluding PPP Loans) (a non-GAAP measure)	8.81%	8.75%	9.20%	8.68%

Tangible Book Value Per Share:
Tangible Common Equity (a non-GAAP measure)	$364,792	$352,874	$346,843	$327,990
Common shares outstanding	6,965,557	6,960,194	6,926,728	6,927,699
Tangible Book Value Per Share (a non-GAAP measure)	$52.37	$50.70	$50.07	$47.34

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
	(dollars in thousands)
Efficiency Ratio: (1)
Noninterest expense	$25,273	$24,219	$25,587	$49,492	$45,512
Net interest and dividend income	$32,381	$31,406	$28,789	$63,787	$51,189
Total noninterest income	10,906	10,849	8,972	21,755	17,790
Total revenue	$43,287	$42,255	$37,761	$85,542	$68,979
Efficiency Ratio	58.38%	57.32%	67.76%	57.86%	65.98%

Operating Efficiency Ratio: (2)
Noninterest expense	$25,273	$24,219	$25,587	$49,492	$45,512
Merger expenses (Pretax)	—	—	(4,366)	—	(4,619)
Operating expense (a non-GAAP measure)	$25,273	$24,219	$21,221	$49,492	$40,893
Total revenue	$43,287	$42,255	$37,761	$85,542	$68,979
Add: Gain on disposition of investment securities	—	—	(69)	—	(69)
Operating revenue (a non-GAAP measure)	$43,287	$42,255	$37,692	$85,542	$68,910
Operating Efficiency Ratio (a non-GAAP measure)	58.38%	57.32%	56.30%	57.86%	59.34%

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
	(dollars in thousands)
Operating Return on Tangible Common Equity: (3)
Operating Net Income (a non-GAAP measure)	$13,944	$13,499	$7,788	$27,443	$15,200
Average common equity	$412,273	$404,676	$328,065	$408,495	$309,634
Average goodwill and merger related intangibles	(54,752)	(54,847)	(41,240)	(54,799)	(37,874)
Average tangible common equity (a non-GAAP measure)	$357,521	$349,829	$286,825	$353,696	$271,760
Operating Return on Tangible Common Equity (a non-GAAP measure)	15.64%	15.65%	10.92%	15.65%	11.25%

Operating Return on Average Assets: (4)
Operating Net Income (a non-GAAP measure)	$13,944	$13,499	$7,788	$27,443	$15,200
Average assets	$4,240,798	$4,052,144	$3,296,082	$4,146,991	$3,072,090
Operating Return on Average Assets (a non-GAAP measure)	1.32%	1.35%	0.95%	1.33%	0.99%

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
	(dollars in thousands)
Operating Pre-Tax Pre-Provision (PTPP) Income (5)
(Loss) Income before income taxes (GAAP)	$18,915	$18,242	$(2,256)	$37,157	$7,037
Add: Provision (Release) for Credit Losses (GAAP)	(901)	(206)	14,430	(1,107)	16,430
Add: Nonoperating expenses (GAAP)	—	—	4,366	—	4,619
Add: Gain on disposition of investment securities (GAAP)	—	—	(69)	—	(69)
Operating PTPP Income (a non-GAAP measure)	$18,014	$18,036	$16,471	$36,050	$28,017
Average assets	4,240,798	4,052,144	3,296,082	4,146,991	3,072,090
Operating PTPP Return on Average Assets (a non-GAAP measure)	1.70%	1.81%	2.01%	1.75%	1.83%

(1)	The efficiency ratio represents noninterest expense as a percentage of the sum of net interest and dividend income and noninterest income.
(2)	Operating efficiency ratio represents operating expense as a percentage of operating revenue.
(3)	Operating return on tangible common equity represents operating net income as a percentage of average tangible common equity.
(4)	Operating return on average assets represents operating net income as a percentage of average assets.
(5)

Operating Pre-Tax Pre-Provision (PTPP) Income represents income before income taxes adjusted for provision (release) for credit losses, nonoperating expenses, and gain on disposition of investment securities as a percentage of average assets.